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                         CONSENT OF INDEPENDENT AUDITORS





THE BOARD OF DIRECTORS
RAFCO, LTD:


We consent to the inclusion of our report dated February 17, 1995, with respect to the consolidated balance sheets of RAFCO, Ltd., and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the current report on Form 8-K/A-1 of Fronteer Directory Company, Inc. dated July 10, 1995.


                                             /s/ KPMG Peat Marwick LLP

                                             KPMG PEAT MARWICK LLP

Denver, Colorado
July 10, 1995